    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1998
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                 SCHEDULE 13E-4

                         Issuer Tender Offer Statement
     (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)

                               FORD MOTOR COMPANY
                (Name of the Issuer and Person Filing Statement)

                               ------------------

                      DEPOSITARY SHARES, EACH REPRESENTING

           1/2,000 OF A SHARE OF SERIES B CUMULATIVE PREFERRED STOCK
                         (Title of Class of Securities)

                                  345370 40 7
                     (CUSIP Number of Class of Securities)

                                J. M. RINTAMAKI
                                   SECRETARY
                               FORD MOTOR COMPANY
                               THE AMERICAN ROAD
                            DEARBORN, MICHIGAN 48121
                                 (313) 322-3000
  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person Filing Statement)

                               ------------------

                Please Address a Copy of All Communications to:

                               ARBIE R. THALACKER
                              SHEARMAN & STERLING
                               599 LEXINGTON AVE.
                            NEW YORK, NEW YORK 10022

                               ------------------

                                JANUARY 22, 1998
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                               ------------------

                           CALCULATION OF FILING FEE
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TRANSACTION VALUATION:  $638,250,938.20*    AMOUNT OF FILING FEE:  $127,650.19**
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[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2)
    and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  N/A
Form or Registration Nos.:  N/A
Filing Party:  N/A
Date Filed:  N/A
-------------------------
 * Assumes purchase of 20,326,463 shares at $31.40 per share.

** Calculated based on the transaction value multiplied by one-fiftieth of one percent.

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

ITEM 1. SECURITY AND ISSUER.

          (a) The name of the issuer is Ford Motor Company, a Delaware corporation (the "Company"). The address of its principal executive office is The American Road, Dearborn, Michigan 48121.

          (b) The exact title of the class of securities being sought is Depositary Shares, each representing 1/2,000 of a share of Series B Cumulative Preferred Stock of the Company. Reference is made to the front cover page, "Summary", "Introduction", Section 4. "Expiration Date; Extension of the Offer", Section 8. "Certain Conditions of the Offer" and
     Section 12. "Transactions and Arrangements Concerning the Depositary Shares" of the Offer to Purchase, a copy of which is attached hereto as
     Exhibit 99.A (the "Offer to Purchase"), which are incorporated herein by reference.

          (c) Reference is made to "Introduction" and Section 9. "Price Range of the Depositary Shares; Dividends" in the Offer to Purchase, which are incorporated herein by reference.

          (d) This statement is being filed by the issuer.

ITEM 2. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          (a) and (b) Reference is made to Section 11. "Source and Amount of Funds" in the Offer to Purchase, which is incorporated herein by reference.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

          (a)-(j) Reference is made to Section 1. "Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" in the Offer to Purchase, which is incorporated herein by reference.

ITEM 4. INTEREST IN SECURITIES OF THE ISSUER.

     Reference is made to Section 12. "Transactions and Arrangements Concerning the Depositary Shares" in the Offer to Purchase, which is incorporated herein by reference.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

     Reference is made to Section 12. "Transactions and Arrangements Concerning the Depositary Shares" in the Offer to Purchase, which is incorporated herein by reference.

ITEM 6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     Reference is made to Section 14. "Fees and Expenses" in the Offer to Purchase, which is incorporated herein by reference.

ITEM 7. FINANCIAL INFORMATION.

          (a) Reference is made to Section 10. "Certain Information Concerning the Company" in the Offer to Purchase, which is incorporated herein by reference.

        (b) Inapplicable.

ITEM 8. ADDITIONAL INFORMATION.

        (a) None.

          (b) Reference is made to Section 3. "Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights" in the Offer to Purchase, which is incorporated herein by reference.

          (c) Reference is made to Section 1. "Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" in the Offer to Purchase, which is incorporated herein by reference.

        (d) None.

          (e) Reference is made to the Offer to Purchase and the related Letter of Transmittal, copies of which are attached hereto as Exhibits 99.A and 99.D, respectively, which are incorporated in their entirety herein by reference.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

          (a) Offer to Purchase dated January 22, 1998 (Exhibit 99.A); Press Release issued by the Company on January 22, 1998 (Exhibit 99.B); Form of Newspaper Announcement (Exhibit 99.C); Form of Letter of Transmittal (Exhibit 99.D); Form of Letter to Clients (Exhibit 99.E); Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Exhibit 99.F); Form of Notice of Guaranteed Delivery (Exhibit 99.G); Form of Letter to Shareholders (Exhibit 99.H); Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (Exhibit 99.I); and Summary Instructions for Participation in Tender Offer (Exhibit 99.J).

        (b) None.

        (c) None.

        (d) None.

        (e) Inapplicable.

          (f) Form of Dealer Manager Internal Marketing Memorandum (Exhibit
     99.K).

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 22, 1998

                                        FORD MOTOR COMPANY

                                        By: /s/ J. M. RINTAMAKI

                                           -------------------------------------
                                           Name: J. M. Rintamaki
                                           Title:  Secretary

                               INDEX TO EXHIBITS

                                                                           PAGE IN
                                                                        SEQUENTIALLY
EXHIBIT                            DESCRIPTION                          NUMBERED COPY
-------                            -----------                          -------------
99.A       Offer to Purchase dated January 22, 1998....................
99.B       Press Release issued by the Company on January 22, 1998.....
99.C       Form of Newspaper Announcement..............................
99.D       Form of Letter of Transmittal...............................
99.E       Form of Letter to Clients...................................
99.F       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees................................
99.G       Form of Notice of Guaranteed Delivery.......................
99.H       Form of Letter to Shareholders..............................
99.I       Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9...............................
99.J       Summary Instructions for Participation in Tender Offer......
99.K       Form of Dealer Manager Internal Marketing Memorandum........